Exhibit 99

Dollar General Corporation Reports Third Quarter 2021 Results

Updates Financial Guidance for Fiscal Year 2021

Provides Fiscal Year 2022 Real Estate Growth Plans, Including Initial Expansion Outside the U.S.

Announces Target of Approximately 1,000 pOpshelf Stores by End of Fiscal 2025

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--December 2, 2021--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal year 2021 third quarter (13 weeks) ended October 29, 2021.

  Net Sales Increased 3.9% to $8.5 Billion
  Same-Store Sales Decreased 0.6%; Increased 11.6% on a two-year stack basis1
  Operating Profit of $665.6 Million, or 7.8% as a percentage of net sales
  Diluted Earnings Per Share (“EPS”) of $2.08, representing a two-year compound annual growth rate of 21.0%
  Year to Date Cash Flows From Operations of $2.2 Billion
  Board of Directors Increases Share Repurchase Program Authorization; Declares Quarterly Cash Dividend of $0.42 per share
[1] Same-store sales on a two-year stack basis represents the sum of the Q3 2021 same-store sales decrease and the Q3 2020 same-store sales increase.

“We are pleased with our third quarter results, and I want to thank our associates for their unwavering commitment to meeting the needs of our customers, communities, and each other,” said Todd Vasos, Dollar General’s chief executive officer. “During the quarter, we made meaningful progress advancing our key initiatives, while continuing to successfully deliver for our customers, despite a challenging operating environment.

“We are excited today to announce our real estate growth plans for fiscal year 20222, which consist of nearly 3,000 real estate projects in total, including 1,110 new stores. These plans include the acceleration of our pOpshelf store concept, as we expect to nearly triple our store count next year. Importantly, given the sustained and positive performance of our pOpshelf concept, we plan to further accelerate the pace of new store openings as we move ahead, targeting a total of approximately 1,000 pOpshelf locations by fiscal year end 20253.

“We are also excited to announce our plans to expand our footprint internationally for the first time, with plans to open up to ten stores in Mexico by the end of fiscal 2022, as we continue to lay the foundation for future growth.

“Overall, we remain focused on our mission of Serving Others, and are confident in our plans to drive long-term sustainable growth and value for our shareholders.”

[2] Fiscal year 2022 is the 53-week fiscal year ending February 3, 2023.
[3] Fiscal year 2025 is the 52-week fiscal year ending January 30, 2026.

Third Quarter 2021 Highlights

Net sales increased 3.9% to $8.5 billion in the third quarter of 2021 compared to $8.2 billion in the third quarter of 2020. The net sales increase was primarily driven by positive sales contributions from new stores, partially offset by a slight decline in same-store sales and the impact of store closures. Same-store sales decreased 0.6% compared to the third quarter of 2020, driven by a decline in customer traffic, partially offset by an increase in average transaction amount. Same-store sales in the third quarter of 2021 included a decline in the apparel and seasonal categories, partially offset by growth in the consumables and home products categories.

Gross profit as a percentage of net sales was 30.8% in the third quarter of 2021 compared to 31.3% in the third quarter of 2020, a decrease of 57 basis points. This gross profit rate decrease was primarily attributable to an increased LIFO provision, increased transportation costs, a greater proportion of sales coming from the consumables category, which generally has a lower gross profit rate than other product categories, and an increase in inventory damages. These factors were partially offset by higher inventory markups and a reduction in inventory shrink as a percentage of net sales.

Selling, general and administrative expenses (“SG&A”) as a percentage of net sales were 22.9% in the third quarter of 2021 compared to 21.9% in the third quarter of 2020, an increase of 105 basis points. The primary expenses that represented a greater percentage of net sales in the current year period were retail labor, store occupancy costs, depreciation and amortization, repairs and maintenance, employee benefits, and supplies, partially offset by a reduction in miscellaneous Covid-related expenses.

Operating profit for the third quarter of 2021 decreased 13.9% to $665.6 million compared to $773.1 million in the third quarter of 2020. The third quarter of 2020 included approximately $38 million of incremental investments the Company made in response to the COVID-19 pandemic, primarily driven by $25 million in frontline employee appreciation bonuses, as well as measures taken to further protect the health and safety of employees and customers.

The effective income tax rate in the third quarter of 2021 was 22.2% compared to 21.6% in the third quarter of 2020. This higher effective income tax rate was primarily due to a reduced benefit associated with share-based compensation, an increase in uncertain tax positions and changes in the state effective tax rate, partially offset by a greater benefit associated with federal tax credits.

The Company reported net income of $487.0 million for the third quarter of 2021, a decrease of 15.2% compared to $574.3 million in the third quarter of 2020. Diluted EPS decreased 10.0% to $2.08 for the third quarter of 2021 compared to diluted EPS of $2.31 in the third quarter of 2020.

Merchandise Inventories

As of October 29, 2021, total merchandise inventories, at cost, were $5.3 billion compared to $5.0 billion as of October 30, 2020, a decrease of 0.1% on a per-store basis.

Capital Expenditures

Total additions to property and equipment in the 39-week period ended October 29, 2021 were $779 million, including approximately: $384 million for improvements, upgrades, remodels and relocations of existing stores; $184 million for store facilities, primarily for leasehold improvements as well as fixtures and equipment in new stores; $178 million for distribution and transportation related projects; and $33 million for information systems upgrades and technology-related projects. During the third quarter of 2021, the Company opened 268 new stores, remodeled 486 stores and relocated 24 stores.

Share Repurchases

In the third quarter of 2021, the Company repurchased $360 million of its common stock, or 1.6 million shares, at an average price of $220.36 per share, under its share repurchase program. The total remaining authorization for future repurchases was $619 million at the end of the third quarter of 2021. On December 1, 2021, the Company’s Board of Directors increased the authorization under the share repurchase program by $2.0 billion. Under the authorization, repurchases may be made from time to time in open market transactions, including pursuant to trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions. The timing, manner and number of shares repurchased will depend on a variety of factors, including price, market conditions, compliance with the covenants and restrictions under the Company’s debt agreements and other factors. The authorization has no expiration date.

Dividend

On November 30, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.42 per share on the Company’s common stock, payable on or before January 18, 2022 to shareholders of record on January 4, 2022. While the Board of Directors intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2021 Financial Guidance and Store Growth Outlook

Significant uncertainty continues to exist regarding the recovery from the impact of the COVID-19 pandemic, including its impact on the U.S. economy, consumer behavior and the Company’s business, which makes it difficult for the Company to predict specific financial outcomes for the fiscal year ending January 28, 2022 (“fiscal year 2021”). In addition, such outcomes could be impacted by several variables, which include, but are not limited to, economic recovery, employment levels, COVID-19 vaccine status, continued or additional disruptions to the supply chain, and the ongoing impact of the COVID-19 pandemic, including new variants of concern and any corresponding governmental measures such as closures of schools or businesses, as well as any potential impacts from the recently issued federal vaccination and testing mandate.

Despite this uncertainty, the Company is updating its financial guidance issued on August 26, 2021 as a result of its strong results in the first three quarters of the year.

For fiscal year 2021, the Company now expects the following:

  Net sales growth of approximately 1.0% to 1.5%; compared to its previous expectation in the range of 0.5% to 1.5%.
  Same-store sales decline of approximately 3.0% to 2.5%, which reflects growth of approximately 13% to 14% on a two-year stack basis4; compared to its previous expectation of a decline of 3.5% to 2.5%.
  Diluted EPS in the range of $9.90 to $10.20, which reflects a compound annual growth rate in the range of 22% to 24% (or in the range of approximately 21% to 23% compared to 2019 Adjusted diluted EPS) over a two-year period5; compared to its previous expectation in the range of $9.60 to $10.20.
    This Diluted EPS guidance assumes an effective tax rate of approximately 22%, compared to its previous expectation in the range of 22% to 22.5%.

The Company continues to expect capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.1 billion to $1.2 billion.

In addition, the Company continues to expect share repurchases of approximately $2.4 billion, and is reiterating its plans to execute 2,900 real estate projects in fiscal year 2021, including 1,050 new store openings, 1,750 store remodels, and 100 store relocations.

[4] Same-store sales on a two-year stack basis represents the sum of actual 2020 same-store sales and the corresponding low and high ends of the 2021 guidance range.
[5] Two-year compound annual growth rates utilize 2019 diluted EPS and 2019 Adjusted diluted EPS (see “Non-GAAP Disclosure” herein) as the base.

Fiscal Year 2022 Store Growth Outlook

For fiscal year 2022, the Company plans to execute 2,980 real estate projects, including 1,110 new store openings, 1,750 remodels, and 120 store relocations.

Conference Call Information

The Company will hold a conference call on December 2, 2021 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Todd Vasos, chief executive officer, Jeff Owen, chief operating officer, and John Garratt, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13724545. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through December 30, 2021, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13724545.

Non-GAAP Disclosure

Adjusted diluted EPS, and its respective growth metric, for the fiscal year ended January 31, 2020 has not been derived in accordance with U.S. GAAP, but rather excludes the impact of significant legal expenses associated with wage and hour and consumer/product certified class action litigation and related matters. Due to the nature, infrequency, and financial magnitude of such matters, the Company believes this non-GAAP financial measure provides useful information to investors in assessing the Company’s operating performance as this measure provides an additional relevant comparison of the Company’s operating performance across periods. A reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP is provided in the accompanying schedules.

The non-GAAP measure discussed above is not a measure of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to diluted EPS or any other measure derived in accordance with GAAP. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported in accordance with GAAP. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans and intentions including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Share Repurchases,” “Dividend,” “Fiscal Year 2021 Financial Guidance and Store Growth Outlook,” and “Fiscal Year 2022 Store Growth Outlook.” A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “outlook,” “may,” “will,” “should,” “could,” “would,” “can,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “target,” “forecast,” “predict,” “position,” “assume,” “opportunities,” “intend,” “continue,” “future,” “ongoing,” “potential,” “long-term,” “guidance,” “goal,” “outcome,” “uncertainty,” “look to,” “move ahead,” “subject to,” “committed,” “confident,” “focus on,” or “likely to,” and similar expressions that concern the Company’s strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  risks related to the COVID-19 pandemic and associated governmental responses, including but not limited to, the effects on the Company’s supply chain, distribution network, store and distribution center growth, store and distribution center closures, transportation and distribution costs, SG&A expenses, share repurchase activity, and cybersecurity risk profile, as well as the effects on domestic and foreign economies, the global supply chain, labor availability, and customers’ spending patterns;
  economic factors, including but not limited to employment levels; inflation; pandemics; higher fuel, energy, healthcare and housing costs, interest rates, consumer debt levels, and tax rates; tax law changes that negatively affect credits and refunds; lack of available credit; decreases in, or elimination of, government stimulus payments and government subsidies such as unemployment and food/nutrition assistance programs; commodity rates; transportation, lease and insurance costs; wage rates (including the heightened possibility of increased federal, state and/or local minimum wage rates); foreign exchange rate fluctuations; measures or events that create barriers to or increase the costs of international trade (including increased import duties or tariffs); and changes in laws and regulations and their effect on, as applicable, customer spending and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate costs), and the Company’s sales and profitability;
  failure to achieve or sustain the Company’s strategies and initiatives, including those relating to merchandising, real estate and new store development, store formats and concepts, digital, shrink, sourcing, private brand, inventory management, supply chain, store operations, expense reduction, technology, DG Fresh initiative and Fast Track;
  competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
  failure to timely and cost-effectively execute the Company’s real estate projects or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new states, domestic and international markets or urban areas;
  levels of inventory shrinkage;
  failure to successfully manage inventory balances;
  failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws;
  damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing or implementing new technology;
  a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory, or delays in constructing, opening or staffing new distribution centers;
  risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade;
  natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of violence or terrorism, and disruptive global political events;
  product liability, product recall or other product safety or labeling claims;
  incurrence of material uninsured losses, excessive insurance costs or accident costs;
  failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, state and/or local minimum wage rates) and other labor issues;
  loss of key personnel or inability to hire additional qualified personnel;
  risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate;
  seasonality of the Company’s business;
  the impact of changes in or noncompliance with governmental regulations and requirements (including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing or labeling; information security and privacy; labor and employment; employee wages and benefits (including the heightened possibility of increased federal, state and/or local minimum wage rates); health and safety; imports and customs; and environmental compliance, as well as tax laws (including those related to the corporate tax rate), the interpretation of existing tax laws, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s tax rate) and developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation;
  new accounting guidance or changes in the interpretation or application of existing guidance;
  deterioration in market conditions, including market disruptions, limited liquidity and interest rate fluctuations, or changes in the Company’s credit profile;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 80 years. Dollar General helps shoppers Save time. Save money. Every day.® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 17,915 stores in 46 states as of October 29, 2021. In addition to high-quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	October 29	October 30	January 29
	2021	2020	2021
ASSETS
Current assets:
Cash and cash equivalents	$488,662	$2,199,443	$1,376,577
Merchandise inventories	5,298,859	5,025,810	5,247,477
Income taxes receivable	120,374	111,139	90,760
Prepaid expenses and other current assets	273,939	197,040	199,405
Total current assets	6,181,834	7,533,432	6,914,219
Net property and equipment	4,177,871	3,701,782	3,899,997
Operating lease assets	9,982,666	9,343,375	9,473,330
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,199,780	1,199,900	1,199,870
Other assets, net	44,562	36,364	36,619
Total assets	$25,925,302	$26,153,442	$25,862,624

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,157,245	$1,044,368	$1,074,079
Accounts payable	3,532,639	3,770,528	3,614,089
Accrued expenses and other	1,039,222	1,060,602	1,006,552
Income taxes payable	11,393	10,713	16,063
Total current liabilities	5,740,499	5,886,211	5,710,783
Long-term obligations	4,127,426	4,131,573	4,130,975
Long-term operating lease liabilities	8,808,514	8,285,027	8,385,388
Deferred income taxes	781,231	686,694	710,549
Other liabilities	277,831	178,418	263,691
Total liabilities	19,735,501	19,167,923	19,201,386

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-	-
Common stock	202,743	214,375	210,687
Additional paid-in capital	3,527,285	3,426,729	3,446,612
Retained earnings	2,461,208	3,346,821	3,006,102
Accumulated other comprehensive loss	(1,435)	(2,406)	(2,163)
Total shareholders' equity	6,189,801	6,985,519	6,661,238
Total liabilities and shareholders' equity	$25,925,302	$26,153,442	$25,862,624

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	October 29	% of Net	October 30	% of Net
	2021	Sales	2020	Sales
Net sales	$8,517,839	100.00%	$8,199,625	100.00%
Cost of goods sold	5,898,400	69.25	5,631,385	68.68
Gross profit	2,619,439	30.75	2,568,240	31.32
Selling, general and administrative expenses	1,953,851	22.94	1,795,110	21.89
Operating profit	665,588	7.81	773,130	9.43
Interest expense	39,198	0.46	40,298	0.49
Income before income taxes	626,390	7.35	732,832	8.94
Income tax expense	139,359	1.64	158,572	1.93
Net income	$487,031	5.72%	$574,260	7.00%

Earnings per share:
Basic	$2.09		$2.32
Diluted	$2.08		$2.31
Weighted average shares outstanding:
Basic	232,491		247,131
Diluted	234,026		249,063

	For the 39 Weeks Ended
	October 29	% of Net	October 30	% of Net
	2021	Sales	2020	Sales
Net sales	$25,569,001	100.00%	$25,332,315	100.00%
Cost of goods sold	17,456,235	68.27	17,350,148	68.49
Gross profit	8,112,766	31.73	7,982,167	31.51
Selling, general and administrative expenses	5,688,760	22.25	5,299,626	20.92
Operating profit	2,424,006	9.48	2,682,541	10.59
Interest expense	119,020	0.47	110,117	0.43
Income before income taxes	2,304,986	9.01	2,572,424	10.15
Income tax expense	503,187	1.97	560,117	2.21
Net income	$1,801,799	7.05%	$2,012,307	7.94%

Earnings per share:
Basic	$7.66		$8.06
Diluted	$7.61		$8.00
Weighted average shares outstanding:
Basic	235,321		249,731
Diluted	236,911		251,627

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the 39 Weeks Ended
	October 29	October 30
	2021	2020
Cash flows from operating activities:
Net income	$1,801,799	$2,012,307
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	474,945	424,466
Deferred income taxes	70,422	11,207
Noncash share-based compensation	59,518	51,366
Other noncash (gains) and losses	114,922	9,266
Change in operating assets and liabilities:
Merchandise inventories	(160,097)	(352,261)
Prepaid expenses and other current assets	(70,038)	(13,525)
Accounts payable	(61,756)	919,806
Accrued expenses and other liabilities	36,910	357,320
Income taxes	(34,284)	(32,251)
Other	(5,625)	(4,161)
Net cash provided by (used in) operating activities	2,226,716	3,383,540

Cash flows from investing activities:
Purchases of property and equipment	(779,406)	(697,598)
Proceeds from sales of property and equipment	3,968	1,587
Net cash provided by (used in) investing activities	(775,438)	(696,011)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,494,315
Repayments of long-term obligations	(5,712)	(2,564)
Net increase (decrease) in commercial paper outstanding	-	(425,200)
Borrowings under revolving credit facilities	-	300,000
Repayments of borrowings under revolving credit facilities	-	(300,000)
Costs associated with issuance of debt	-	(13,574)
Repurchases of common stock	(2,059,907)	(1,566,546)
Payments of cash dividends	(295,420)	(268,630)
Other equity and related transactions	21,846	53,793
Net cash provided by (used in) financing activities	(2,339,193)	(728,406)

Net increase (decrease) in cash and cash equivalents	(887,915)	1,959,123
Cash and cash equivalents, beginning of period	1,376,577	240,320
Cash and cash equivalents, end of period	$488,662	$2,199,443

Supplemental cash flow information:
Cash paid for:
Interest	$133,274	$105,192
Income taxes	$465,745	$580,656
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,373,392	$1,319,711
Purchases of property and equipment awaiting processing for payment,
included in Accounts payable	$98,421	$100,288

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	October 29	October 30
	2021	2020	% Change
Consumables	$6,704,750	$6,385,315	5.0%
Seasonal	913,872	906,623	0.8%
Home products	551,109	517,147	6.6%
Apparel	348,108	390,540	-10.9%
Net sales	$8,517,839	$8,199,625	3.9%

	For the 39 Weeks Ended
	October 29	October 30
	2021	2020	% Change
Consumables	$19,695,835	$19,585,114	0.6%
Seasonal	3,054,565	2,986,146	2.3%
Home products	1,683,614	1,601,450	5.1%
Apparel	1,134,987	1,159,605	-2.1%
Net sales	$25,569,001	$25,332,315	0.9%

Store Activity

		For the 39 Weeks Ended
		October 29	October 30
		2021	2020

Beginning store count		17,177	16,278
New store openings		798	780
Store closings		(60)	(79)
Net new stores		738	701
Ending store count		17,915	16,979
Total selling square footage (000's)		132,756	125,542
Growth rate (square footage)		5.7%	5.5%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Adjusted Diluted Earnings Per Share
(Unaudited)

(in millions, except per share amounts)

For the Year Ended
January 31
2020
Net income	$1,712.6
Significant Legal Expenses	31.0
Deferred tax benefit of Significant Legal Expenses	(6.9)
Significant Legal Expenses net of deferred tax benefit	24.1
Adjusted net income	$1,736.7
Diluted earnings per share:
As reported	$6.64
After-tax impact of Significant Legal Expenses	0.09
Adjusted	$6.73
Weighted average diluted shares outstanding:	258.1

Contacts

Investor Contacts:
Donny Lau, (615) 855-5591
Kevin Walker, (615) 855-4954

Media Contacts:
Jennifer Moreau, (877) 944-3477
Crystal Luce, (615) 855-5210